Exhibit 3.1
CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
MEDIAALPHA, INC.
MediaAlpha, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: That the first paragraph of Article IX, Section 9.01 of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows (the “Amendment”):
“Section 9.01. Limitation of Liability of Directors and Officers. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable. To the fullest extent permitted by law, for purposes of this Section 9.01, “fiduciary duty as a director or an officer” shall include, without limitation, any fiduciary duty arising from serving at the Corporation’s request as a director or officer of another corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization, organization, employee benefit plan or other legal entity or enterprise. No amendment or repeal of this Section 9.01 shall apply to or have any effect on the liability or alleged liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
SECOND: The Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.
THIRD: The Amendment shall become effective upon filing.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed on May 16, 2024.
MEDIAALPHA, INC.

By:    /s/ Jeffrey B. Coyne
    Name: Jeffrey B. Coyne
    Title: General Counsel and Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:03 PM 05/17/2024
FILED 03:03 PM 05/17/2024
SR 202422324490 – File Number 3212760